Exhibit 99.1

Professional Holding Corp. Announces Closing of Initial Public Offering And Full Exercise of the Underwriters’ Option

CORAL GABLES, FLA. — Professional Holding Corp. (the “Company”), a financial holding company that operates through its wholly owned subsidiary, Professional Bank, announced today the closing of its initial public offering of 3,565,000 shares of its Class A Common Stock, which includes an additional 465,000 shares in connection with the exercise in full of the underwriters’ option to purchase additional shares. The closing of the IPO resulted in total net proceeds to the Company of approximately $59.7 million, after deducting underwriting discounts and offering expenses.

Stephens Inc. and Keefe, Bruyette & Woods, a Stifel Company acted as joint book-running managers for the offering. Hovde Group, LLC acted as co-manager. Gunster, Yoakley & Stewart, P.A. represented the Company and Covington & Burling LLP represented the underwriters.

A registration statement relating to the securities offered in the Company’s initial public offering was declared effective by the SEC on February 6, 2020. Copies of the final prospectus relating to the IPO may be obtained from: Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by calling (501) 377-2131 or by emailing prospectus@stephens.com. Copies of the registration statement relating to these securities and the prospectus may also be obtained free of charge from the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Professional Holding Corp. and Professional Bank

Professional Holding Corp. is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of five banking centers and four loan production offices in the Miami Metropolitan Statistical Area, as well as its Digital Innovation Center located in Cleveland, Ohio. As of December 31, 2019, the Company had total consolidated assets of approximately $1.05 billion.

Media contacts:

Todd Templin or Eric Kalis

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